EXHIBIT 99.1

Datawatch Corporation Reports Results for Third Quarter 2009

CHELMSFORD, Mass.--(BUSINESS WIRE)--Datawatch Corporation (NASDAQ-CM: DWCH), a leader in Enterprise Information Management (EIM) and Business Intelligence (BI), today announced results for its third quarter ended June 30, 2009.

Revenues for the quarter ended June 30, 2009 were $4,765,000, down by 17 percent when compared to $5,775,000 for the quarter ended June 30, 2008. Revenues for the nine months ended June 30, 2009 were $15,059,000, as compared to $17,715,000 in the comparable period of fiscal 2008. Net income for the third quarter of fiscal 2009 was $275,000, or $0.05 per diluted share, as compared to net income of $91,000, or $0.02 per diluted share, for the third quarter of fiscal 2008. Net loss for the nine months ended June 30, 2009 was $(5,194,000), or $(0.88) per diluted share, as compared to net income of $421,000, or $0.07 per diluted share, for the nine months ended June 30, 2008. During the second quarter of fiscal year 2009, the Company recorded a non-cash impairment charge of approximately $6.4 million related to the full impairment of its goodwill and an indefinite lived trademark. Excluding the effects of the goodwill and trademark impairment charge, net of tax, the Company’s net income for the nine months ended June 30, 2009 would have been $889,000, or $0.15 per diluted share.

As of June 30, 2009, the Company had $5,444,000 in net cash and cash equivalents, an increase of $998,000, or 22 percent, compared to June 30, 2008.

Commenting on the third quarter results, President and CEO Ken Bero said, “While the economy has continued to impact overall sales, the downward trend in U.S. Monarch sales we experienced in Q2 leveled off in Q3. International Monarch sales, however, saw a quarter on quarter decline. On the Enterprise side of the business, we successfully launched our new Service Management offering, Visual QSM for the Web. We are excited about this product’s potential and have already had several existing customers purchase Visual QSM upgrades in the United Kingdom and Australia. We continue to build momentum with our Enterprise Business Intelligence products. While the average deal size in Q3 vs. Q2 was lower, we completed more deals. Finally, we had stronger Q3 Services revenues. Comparisons to fiscal year 2008 revenues and expenses during the comparable period last year have continued to be impacted by the sustained weakness of the British Pound vs. the US dollar. The UK is our second largest market and the Pound has remained substantially below its last year’s value.”

“Income from operations, excluding the effects on last quarter for the goodwill and trademark impairment charge, was again solidly in the black,” added Bero. “Our performance on this score was positive; exceeding Q3 results as compared to a year ago on less revenue. The Company continues to improve its cash position and to carefully manage expenses. Datawatch has no debt on the balance sheet. During the quarter, we adjusted our headcount to meet the lower expected revenues. Finally, we continue to invest in our key product offerings; the lifeblood of our business. We believe that our business intelligence products are especially valuable to our customers as they help companies improve operational efficiencies in these difficult times. We believe that our solutions position us well during this turbulent period and for continued growth as the economy turns around.”

As previously announced, Datawatch will host a live webcast to discuss its third quarter 2009 results today at 2:00 p.m. (EST). The webcast can be accessed at: http://www.investorcalendar.com/IC/CEPage.asp?ID=147543. Please register at least 15 minutes early to download any necessary audio software. An archive of the broadcast will be available for 30 days at the same location.

ABOUT DATAWATCH CORPORATION

Datawatch Corporation (NASDAQ-CM: DWCH), a leader in Enterprise Information Management, helps companies make better decisions and solve business problems by simplifying access to information. Unique among EIM vendors, Datawatch transforms the massive amounts of data and documents generated inside or outside a company into actionable Business Intelligence, without any changes needed to existing systems. Datawatch customers benefit from the right information, in the right context, at the right time. More than 35,000 organizations worldwide rely on Datawatch products including its market-leading Monarch report and data mining solutions. Founded in 1985, Datawatch is based in Chelmsford, Mass., with offices in London, Sydney and Manila. For more information, visit www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations net of any impairment charges, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results; Datawatch's dependence on its principal products; risks associated with international sales; risks associated with distributor sales; risks associated with acquisitions; an unfavorable result in any litigation; market acceptance of new products; dependence on the introduction of new products and possible delays in those introductions. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2008 and Form 10-Q for the quarters ended December 31, 2008 and March 31, 2009. Any forward-looking statements should be considered in light of those factors.

Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

DATAWATCH CORPORATION
Condensed Consolidated Statements of Operations
Amounts in Thousands (except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

REVENUE:
Software licenses and subscriptions	$2,605	$3,116	$8,419	$9,605
Maintenance and services	2,160	2,659	6,640	8,110
Total revenue	4,765	5,775	15,059	17,715

COSTS AND EXPENSES:
Cost of software licenses and subscriptions	574	556	1,635	1,678
Cost of maintenance and services	783	1,031	2,491	3,328
Sales and marketing	1,510	2,156	5,025	6,344
Engineering and product development	483	704	1,781	2,290
General and administrative	1,084	1,310	3,268	3,788
Impairment of goodwill and other intangibles	—	—	6,401	—
Total costs and expenses	4,434	5,757	20,601	17,428

INCOME (LOSS) FROM OPERATIONS	331	18	(5,542)	287
Other income, net of expenses	(52)	95	112	240

INCOME (LOSS) BEFORE INCOME TAXES	279	113	(5,430)	527
Provision (benefit) for income taxes	4	22	(236)	106

NET INCOME (LOSS)	$275	$91	$(5,194)	$421

Net income (loss) per share - Basic	$0.05	$0.02	$(0.88)	$0.07

Net income (loss) per share - Diluted	$0.05	$0.02	$(0.88)	$0.07

Weighted Average Shares Outstanding - Basic	5,924	5,902	5,918	5,809

Weighted Average Shares Outstanding - Diluted	5,986	6,031	5,918	6,049

DATAWATCH CORPORATION
Condensed Consolidated Balance Sheets
Amounts in Thousands
(Unaudited)

	June 30,	September 30,
	2009	2008

Cash and cash equivalents	$5,444	$4,885
Accounts receivable, net	2,665	3,287
Prepaid expenses and other current assets	395	418
Total current assets	8,504	8,590

Property and equipment, net	575	737
Intangible and other assets, net	2,754	8,842

	$11,833	$18,169

Accounts payable and accrued expenses	$2,813	$3,413
Deferred revenue - current portion	3,784	4,047
Total current liabilities	6,597	7,460

Total long-term liabilities	366	627

Total shareholders' equity	4,870	10,082

	$11,833	$18,169